This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated March 19, 1996 and the related Letter of Transmittal and is being made to all holders of Shares and Rights. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Eaton Acquisition Corporation by Smith Barney Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                     CAPCO AUTOMOTIVE PRODUCTS CORPORATION

                                       AT

                              $11.00 NET PER SHARE

                                       BY

                         EATON ACQUISITION CORPORATION

                         A WHOLLY OWNED SUBSIDIARY OF

                               EATON CORPORATION


         Eaton Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Eaton Corporation, an Ohio corporation ("Eaton"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of CAPCO Automotive Products Corporation, a Michigan corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), at a price of $11.00 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 19, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the associated Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

         The purpose of the Offer is to enable Eaton to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination with the Purchaser (the "Merger") pursuant to which each then outstanding Share (other than Shares owned by Eaton or any of its wholly owned subsidiaries and Shares held in the treasury of the Company) would be converted into the right to receive cash in the same amount as received per Share in the Offer, and the Company would become a wholly owned subsidiary of Eaton. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 15, 1996, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares which, together with the Shares owned by Eaton, constitutes a majority of all outstanding Shares on a fully diluted basis on the date of purchase, without giving effect to any dilution that might arise from exercise of the Rights; (2) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (the "Rights Condition"); (3) the Purchaser being satisfied, in its sole discretion, that the provisions of Chapter 7A of the Michigan Business Corporation Act ("Chapter 7A") are inapplicable to the Merger, the acquisition of Shares pursuant to the Offer, or the Merger having been approved pursuant to Chapter 7A; and (4) the Purchaser being satisfied, in its sole discretion, that the provisions of Chapter 7B of the Michigan Business Corporation Act are inapplicable to the acquisition of Shares pursuant to the Offer. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

         If the Distribution Date (as defined in the Offer to Purchase) does not occur prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Purchaser declares that the Rights Condition is satisfied, the Purchaser will not require delivery of Rights. Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date occurs and certificates representing Rights ("Rights Certificates") are distributed by the Company or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to Chemical Mellon Shareholder Services, L.L.C. (the "Depositary") or, if available, a Book-Entry Confirmation (as defined below) received by the Depositary with respect thereto. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedure described in Section 2 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights, prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary, of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date occurs, Rights Certificates for (or a timely Book-Entry Confirmation with respect to) the associated Rights, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a





                 (CONTINUED ON NEXT PAGE)
book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in
Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 15, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

         Except as otherwise provided below, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 18, 1996. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares and Rights or is unable to purchase Shares and Rights validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the Offer to Purchase. Any such delay will be accompanied by an extension of the Offer to the extent required by law. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses as set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered the Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in

Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedure for book-entry transfer as set forth in
Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

         Requests pursuant to Rule 14d-5 under the Exchange Act and Michigan law are being made to the Company for the use of the Company's shareholder lists and security position listings for the purpose of, among other things, disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and Rights whose names appear on the Company's list of shareholders, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the





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
Dealer Manager, as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares and Rights pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                 & COMPANY INC.
                               Wall Street Plaza
                                 88 Pine Street
                           New York, New York  10005
                 Banks and Brokers call collect (212) 440-9800

                        CALL TOLL-FREE: 1-800-223-2064


                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.
                              388 Greenwich Street
                           New York, New York  10013
                         (212) 816-8530 (Call Collect)


March 19, 1996